EXHIBIT 99.2
KEYCORP
401(k) SAVINGS PLAN
FINANCIAL STATEMENTS
WITH
REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
December 31, 2005

KeyCorp
401(k) Savings Plan

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
Board of Directors
KeyCorp
We have audited the financial statement of the KEYCORP 401(k) SAVINGS PLAN as of December 31, 2005 and for the year then ended and the supplemental schedules as of December 31, 2005 as listed in the accompanying index. These financial statements are the responsibility of the Plan’s management. The financial statements of KEYCORP 401(k) SAVINGS PLAN as of December 31, 2004 and for the year then ended, was audited by other auditors whose report dated June 14, 2005 expressed an unqualified opinion on these financial statements as described in the following paragraph.
We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Plan’s internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Plan’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.
In our opinion, the 2005 financial statements referred to above present fairly, in all material respects, the net assets available for benefits of the Keycorp 401(k) Savings Plan as of December 31, 2005, and the changes in its net assets available for benefits for the year then ended, in conformity with accounting principles generally accepted in the United States of America.
Our audit was performed for the purpose of forming an opinion on the financial statements taken as a whole. The accompanying supplemental schedules as of December 31, 2005, are presented for the purposes of additional analysis and is not a required part of the financial statements but is supplementary information required by the Department of Labor’s Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. The suppplemental schedules are the responsibility of the Plan’s management. The supplemental information has been subjected to the auditing procedures applied in our audit of the financial statements and, in our opinion, is fairly stated in all material respects in relation to the financial statements taken as a whole.
MEADEN & MOORE, LTD.
June 16, 2006
Cleveland, Ohio

1

STATEMENT OF NET ASSETS AVAILABLE FOR BENEFITS
KeyCorp
401(k) Savings Plan

	December 31
	2005	2004
ASSETS

Investments:
Key Corp common stock (cost $444,273,148 and $465,876,671 at
2005 and 2004, respectively)	$882,096,206	$952,285,917
Interest in mutual funds and colletive trusts	997,564,858	905,448,920
Loans to participants	41,248,560	41,520,969

Total Investments	1,920,909,624	1,899,255,806

Receivables:
Contributions:
Employer	1,488,893	1,618,455
Participants	2,040,347	2,205,504
Interest and dividends	40,268	2,017
Securities sold, not settled	1,796,558	363,625

Total Receivables	5,366,066	4,189,601

Total Assets	1,926,275,690	1,903,445,407

LIABILITIES
Securities purchased, not settled	1,535,916	1,726,354

Net Assets Available for Benefits	$1,924,739,774	$1,901,719,053

See accompanying notes.

STATEMENT OF CHANGES IN NET ASSETS AVAILABLE FOR BENEFITS
KeyCorp
401(k) Savings Plan

	Year Ended December 31
	2005	2004
Additions to Net Assets Attributed to:
Contributions:
Employer	$52,962,617	$50,357,424
Participants	79,097,900	68,431,705

	132,060,517	118,789,129

Common stock dividends	35,657,156	35,156,141
Net investment income from mutual funds and collective trusts	27,557,940	23,676,235
Net realized gain and unrealized appreciation	19,851,632	185,066,414
Interest on participant loans	2,164,165	2,132,892

Total Additions	217,291,410	364,820,811

Deductions from Net Assets Attributed to:
Participant withdrawals	196,660,309	165,051,272
Administrative and other expenses	339,672	337,511

Total Deductions	196,999,981	165,388,783

Net Increase	20,291,429	199,432,028

Plan Merger (note 1)	2,729,292	—

Net Assets Available for Benefits:
Beginning of Year	1,901,719,053	1,702,287,025

End of Year	$1,924,739,774	$1,901,719,053

See accompanying notes.

NOTES TO FINANCIAL STATEMENTS
KeyCorp
401(k) Savings Plan
1	Description of Plan

The following description of The KeyCorp 401(k) Savings Plan (Plan) provides only general information. Participants should refer to the Plan document for a complete description of the Plan’s provisions.
     General:
The Plan is comprised of a profit sharing plan with a cash or deferred arrangement, as authorized under Section 401(k) of the Internal Revenue Code of 1986, as amended (Code), and an employee stock ownership plan (ESOP), as authorized under the provisions of Section 4975(e)(7) of the Code.

The portion of the Plan that is attributable to Participant Contributions invested in the Plan’s various investment funds (other than the Plan’s KeyCorp Common Stock Fund) constitutes a profit sharing plan. The portion of the plan that is attributable to Participant contributions, employer contributions, profit sharing contributions, after-tax contributions, and rollover contributions invested primarily in KeyCorp common shares constitutes an ESOP. The Plan is intended to be qualified under Section 401(a) of the Code and the proivsions of Titles I, II, and III of the Employee Retirement Income Security Act of 1974, as amended (ERISA).

Dividends paid on those KeyCorp common shares maintained in the ESOP, at the Participant’s election, automatically may be reinvested in the Plan’s Common Stock Fund or paid directly to the Participant. In 2005 and 2004, $7,527,869 and $7,738,287, respectively, of dividends were paid directly to Participants in connection with this election and are reflected in the statement of changes in net assets available for benefits as participant withdrawals.
     Eligibility:
All regular full-time and part-time employees of KeyCorp and its participating subsidiaries (Employer) are eligible to participate in the Plan as of their first day of employment with an Employer. Seasonal and on-call employees are required to complete 1,000 hours of service prior to becoming eligible to participate in the Plan.

NOTES TO FINANCIAL STATEMENTS
KeyCorp
401(k) Savings Plan
1	Description of Plan, Continued
     Contributions:
Contributions are subject to limitations on annual additions and other limitations imposed by the Internal Revenue Code as defined in the Plan agreement.
     Employee 401(k) Deferral
In years in which the safe harbor provisions of Section 401(k)(12) of the Code are not utilized, participants may elect to contribute from 1% to 16% of their compensation on a pretax basis to the Plan, and Highly compensated employees (as that term is defined in accordance with Section 414(n) of the Code) may contribute from 1% to 6% of their compensation to the Plan. For the 2005 plan year the Plan utilized the safe harbor provisions of Section 401(k)(12) of the Code, which permits the Plan to automatically satisfy certain nondiscrimination requirements of the Code without undergoing the necessity of discrimination testing. In years in which the safe harbor provisions of Section 401(k)(12) of the Code are utilized employees may contribute up to 16% of their compensation to the Plan (for Plan years beginning on or after January 1, 2006 this limit was changed to 25%).
     Employer Matching Contributions
The Company matches up to the first 6% of the Participant’s Contributions to the Plan. The matching contributions are invested in the KeyCorp Common Stock fund and are not subject to participant investment direction until the participant is fully vested in such matching contributions and the participant attains age 55. Effective January 1, 2005, Participants may diversify one-third of those matching contributions and Profit Sharing Contributions allocated to the Participant’s December 31, 2004 matching contributions and Profit Sharing Contributions account as of each January 1st for the next three (3) succeeding January 1st commencing January 1, 2005.

In addition, for Plan Years beginning on and after January 1, 2005, Matching Contributions and Profit Sharing Contributions that are allocated to the Participant’s Plan Account invested in the Corporation Stock Fund and are held in that Account for a period of three (3) full calendar years following their allocation to that Participant’s Plan Account may be diversified at the election of the Participant.
     Employer Discretionary Contributions
The Company may also make additional contributions as approved by the Board of Directors
     Rollover contributions:
Rollover contributions from other Plans are also accepted, providing certain specified conditions are met.

NOTES TO FINANCIAL STATEMENTS
KeyCorp
401(k) Savings Plan
     Description of Plan, Continued:
     Participants’ Accounts:
Each participant’s account is credited with the participant’s elective contributions, employer contributions, earnings and losses thereon.
     Vesting:
All participants are 100% vested in elective deferrals and rollover contributions made to the Plan. Participants are 100% vested in company matching contributions and company discretionary contributions after three years of service in years in which the Safe Harbor provisions of Section 401(k)(12) of the Code are not utilized.
     Forfeitures:
Under the terms of the Plan, forfeited nonvested Participant amounts may be used to pay Plan administrative expenses and to offset Employer Contributions to the Plan. At December 31, 2005 and 2004, the Plan’s investments included $1,286,582 and $1,047,487 of plan forfeitures. Plan forfeitures of $1,572,756 and $0, during 2005 and 2004, were used to offset Employer Contributions to the Plan.

NOTES TO FINANCIAL STATEMENTS
KeyCorp
401(k) Savings Plan
1	Description of Plan, Continued
     Participants’ Loans:
Loans are permitted under certain circumstances and are subject to limitations. Participants may borrow from their fund accounts up to a maximum equal to the lesser of $50,000 or 50% of their vested account balance. Loans are repaid over a period not to exceed 5 years with exceptions for the purchase of a primary residence.

The loans are secured by the balance in the participant’s account. The interest rate is currently established by the terms of the Loan Policy as prime plus 1.
     Payment of Benefits:
Distribution of Participant Contributions and Matching Contributions are subject to the distribution limitations outlined in Section 401(k) of the Code (ie. Attainment of age 59 1/2, severance from employment, retirement, death, or disability(subject to special grandfathered distribution provisions)). Upon termination, participants may receive a distribution of their vested plan balance in cash, or may elect to have their interest in the KeyCorp Common Stock Fund distributed to them in common shares of KeyCorp. Participants may leave their balance in the Plan if their balance is greater than $1,000. Upon retirement, Participants may elect to receive their plan distribution as a lump sum payment or as monthly installment payments.
     Hardship Withdrawals:
Hardship withdrawals are permitted in accordance with Internal Revenue Service guidelines.
     Investment Options:
Upon enrollment in the Plan, a participant may direct his or her employee contributions in any of the investment options offered by the Plan.
     Plan Merger:
Effective May 12, 2005, the EverTrust Financial Group, Inc. 401(k) Profit Sharing Plan and Trust (EverTrust Plan) was merged into the Plan and net assets of $2,729,292 were transferred to the Plan. EverTrust Financial Group, Inc. was acquired by KeyCorp on October 15, 2004. In conjunction with such acquisition, KeyCorp acquired the EverTrust Plan and became Plan Sponsor.

NOTES TO FINANCIAL STATEMENTS
KeyCorp
401(k) Savings Plan
2	Summary of Significant Accounting Policies
     Basis of Accounting:
The Plan’s transactions are reported on the accrual basis of accounting.
     Investment Valuation:
Investments are stated at aggregate fair value, which is determined based on the closing price reported on the last business day of the plan year as follows:
     Key Corp Common Stock
Closing market price as quoted on the New York Stock Exchange as of December 30, 2005 and December 31, 2004.
     Mutual Funds
Closing price as quoted per the Interactive Data Corporation (IDC) as of December 30, 2005 and December 31, 2004
     Collective Trust Funds
Market values of units held in collective trust funds are determined daily by the trustee of the funds based on reported redemption values received from IDC.
     Loans
In the opinion of the plan administrator, the outstanding balance approximates fair value.

The change in the difference between fair value and the cost of investments is reflected in the statements of changes in net assets available for benefits as a component of either (1) net realized gain and unrealized appreciation, or (2) net realized loss and unrealized depreciation.
     Investment Transactions:
Purchases and sales of securities are reflected on a trade-date basis. Gains or losses on sale of KeyCorp Common Stock are based on the specific cost of investments sold. Gains or losses on sales of mutual funds and collective trust funds are based on the average cost per share or per unit at the time of the sale. In the case of KeyCorp Common Stock, brokerage commissions are added to the cost of shares purchased and subtracted from the proceeds of shares sold. No direct brokerage commissions are incurred by the Plan on purchases and sales of shares or units in mutual funds and collective trust funds.

NOTES TO FINANCIAL STATEMENTS
KeyCorp
401(k) Savings Plan
2	Summary of Significant Accounting Policies, Continued
     Investment Income:
Dividend income is recorded on the ex-dividend date. Income from other investments is recorded as earned on the accrual basis.
     Use of Estimates:
The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.
     Administrative Fees:
Substantially all administrative fees are paid by the Plan.
     Plan Termination:
Although it has not expressed any intent to do so, the Company has the right under the Plan to discontinue its contributions at any time and to terminate the Plan subject to the provisions of ERISA. In the event of Plan termination, participants will become 100 percent vested in their accounts.
     Risks and Uncertainties:
The Plan invests in various investments, including KeyCorp common stock, interests in mutual funds and collective trusts, and loans to participants. These investments are exposed to various risks such as interest rate, market, and credit risks. Due to the level of risk associated with certain investments, it is at least reasonably possible that changes in values of investments will occur in the near term and that such changes could materially affect participants’ account balances and the amounts reported in the statements of net assets available for benefits.
     Recently Issued Accounting Pronouncements:
In December 2005, the Financial Accounting Standards Board (FASB) issued FASB Staff Position AAG-INV-A. The new pronouncement requires fully benefit-responsive investment contracts be valued at fair value instead of contract value. The pronouncement will be effective for the year ended December 31, 2006. The effect of this pronouncement on these financial statements has not been determined.

3	Tax Status

The Internal Revenue Service has determined and informed the Company by letter dated October 4, 2005, that the Plan and related trust are designed in accordance with applicable sections of the Internal Revenue Code.

NOTES TO FINANCIAL STATEMENTS
KeyCorp
401(k) Savings Plan
3	Tax Status (continued)

The Plan Administrator and tax council believe that the Plan is currently designed and being operated in compliance with the applicable requirements of the Internal Revenue Code. Therefore, no provision for income taxes has been included in the Plan’s financial statements.

4	Investments

During the years ended December 31, 2005 and 2004, the Plan’s investments (including realized gains and losses on investments held for any portion of the plan year) appreciated in fair market value by the net amount of $19,851,632 and $185,066,414, respectively as follows:

	December 31,
	2005	2004
Net appreciation (depreciation) in fair value during year:
Key Corp Stock Fund	$(26,813,328)	$128,937,551
Value Fund	11,612,492	16,581,686
Balanced Fund	3,228,244	3,920,014
Intermediate Income Fund	(2,194,189)	(921,501)
Victory EB Magic Fund	3,173,557	1,766,640
Special Value Fund	5,733,248	(1,347,542)
Convertible Securities Fund	(29,731)	388,793
Growth Fund	(82,231)	836,524
Real Estate Investment Fund	(1,005,563)	881,264
Small Company Opportunity Fund	(1,537,277)	1,727,650
Diversified Fund	3,897,172	6,493,527
Established Value Fund	(258,959)	812,777
Fund for Income	3,947	(164,987)
Equity Index Fund	3,517,809	7,465,352
Money Market Collective Trust Fund	2,435,215	1,064,248
Growth Fund of America	15,528,610	9,453,791
Pimco Long-Term US Government Fund	3,971	1,180,991
Foreign Fund	1,582,594	5,436,604
MFS Ser Tri New Discovery Fund	(153,656)	303,272
Janus Advisor Worldwide Fund	—	249,760
Battery March Small Cap Stock Fund	1,209,707	—

	$19,851,632	$185,066,414

The Plan’s funds are invested in the various investments, including a KeyCorp Common Stock Fund, interests in mutual funds and collective trusts, and loans to participants, through the Wilmington Trust Company. Investments which constitute more than 5% of the Plan’s net assets are:

	2005	2004
KeyCorp Common Stock *	$882,096,206	$952,285,917
Victory Value Fund	157,368,797	161,573,421
Growth Fund of America	143,167,699	94,012,928
Victory Diversified Stock Fund	99,050,169	—
Victory Special Value Fund	97,583,498	—

*	Nonparticipant directed

NOTES TO FINANCIAL STATEMENTS
KeyCorp
401(k) Savings Plan
4	Investments (continued)

Information about net assets and the significant components of changes in net assets related to the nonparticipant-directed investment is as follows:

	December 31,
	2005	2004
Net assets:
KeyCorp Stock Fund and other nonparticipant-directed investments	$896,447,343	$972,934,532

	Year Ended
	December 31,
	2005	2004
Change in net assets:
Contributions	$63,638,014	$60,282,704
Dividends and interest	36,062,951	35,337,113
Net realized and unrealized appreciation (depreciation)	(26,813,328)	128,937,551
Participant withdrawals	(128,362,012)	(94,576,410)
Transfers to participant-directed investments	(18,876,584)	(20,550,872)
Securities sold, not settled at December 31, 2005	(1,796,558)	—
Administrative and other expenses	(339,672)	(240,875)

	$(76,487,189)	$109,189,211

5	Employee Stock Ownership Plan

The ESOP feature of the Plan was originally structured as a leveraged ESOP. Effective July 14, 2001, the leveraged feature of the ESOP terminated in conjunction with the Plan’s final ESOP loan payment

6	Party-in-Interest Transactions

Effective March 1, 2003, Wilmington Trust Company became the single Trustee for the Plan. During 2005 and 2004, the Plan received $35,657,156 and $35,156,141, respectively, in KeyCorp common stock dividends. The Plan’s investments in mutual funds and collective trusts received $27,557,940 and $24,568,153 in investment income and capital gains distributions in 2005 and 2004, respectively. Victory Capital Management Inc., an affiliate of KeyCorp, also serves as an investment advisor to many of the Plan’s investment funds.

During the year ended December 31, 2005, no shares of common stock of Keycorp were purchased by the Plan and 700,319 shares of common stock of KeyCorp were sold by the Plan for $23,381,014.

Supplemental Schedules

SCHEDULE OF ASSETS HELD FOR INVESTMENT PURPOSES AT END OF YEAR
Form 5500, Schedule H, Part IV, Line 4i
KeyCorp
401(k) Savings Plan
EIN 34-6542451
Plan Number 002
December 31, 2005

	(b)	( c )
	Identity of Issue,	Description of Investment Including		(e)
	Borrower, Lessor,	Maturity Date, Rate of Interest,	(d)	Current
(a)	or Similar Party	Collateral, Par or Maturity Value	Cost	Value
	KeyCorp Common Stock fund:
*	KeyCorp Common Stock,	Common Stock	$444,273,148	$882,096,206
	Wilmington Prime Money Market Fund	Money market	12,452,321	12,452,321
	Total KeyCorp Common Stock Fund		456,725,469	894,548,527

*	Victory Value Fund	Value Fund	—	157,368,797

*	Victory Balanced Fund	Balanced Fund	—	72,947,703

	Wilmington Prime Money Market Fund	Money Market Fund	—	1,898,816

*	Victory Intermediate Income Fund	Intermediate Income Fund	—	63,282,214

*	KeyBank EB Magic Fund	Stock Index fund	—	78,488,318

*	Victory Special Value Fund	Special Value Fund	—	97,583,498

*	Victory Convertible Securities Fund	Convertible Securities Fund	—	8,534,526

*	Victory Small Company Opportunity Fund	Small Company Opportunity fund	—	38,853,040

*	Victory Diversified Stock Fund	Diversified Fund	—	99,050,169

	BGI Equity Index Collective Trust Fund	Equity Index Fund	—	73,246,602

	BGI Money market Collective Trust Fund	Money market Collective Trust Fund	—	75,666,135

	American Growth Fund	Growth Fund of America	—	143,167,699

	Templeton Funds Inc. Class A Foreign Fund	Foreign Fund	—	56,783,742

	KeyCorp Batter March Small Cap Stock Fund	Small Cap Stock Fund	—	18,241,278

*	Loans to participants (interest rates from 4.0% to 10.5% with various maturities)			41,248,560
	Total assets held for investment			$1,920,909,624

*	Party-in-interest to the Plan.

**	Cost information is only required to be provided for non participant directed investments

SCHEDULE OF REPORTABLE TRANSACTIONS
From 5500, Schedule H, Part IV, Line 4j
KeyCorp
401(k) Savings Plan
EIN 34-6542451
Plan Number 002
December 31, 2005

							(h) Current
(a) Identity of Party Involved					(f) Expense		Value of
					Incurred		Asset on
		(c) Purchase	(d) Selling	(e) Lease	with	(g) Cost of	Transaction	(i) Net Gain
	(b) Description of Asset	Price	Price	Rental	Transaction	Asset	Date	(Loss)
Category (iii) — Series of transactions in excess of 5% of plan assets

Wilmington	Wilminton Prime Money Market	$110,964,598	$—	$—	$—	$110,964,598	$110,964,598	$—
Wilmington	Wilminton Prime Money Market	$—	$118,027,453	$—	$—	$118,027,453	$118,027,453	$—
The purchase price of securities acquired represented the fair value at the dates of the above transactions.
There were no category (i), (ii), or (iv) transactions during 2005.